Exhibit 10.1

September 5, 2007

Eric J. Liebler

Dear Eric:

I am pleased to offer you the following opportunity with Pharmacopeia, Inc.  It is my sincere hope that you will choose to join our organization, as it is our belief that you possess the ability to make significant contribution toward our future growth and innovation.  The following will confirm the terms of our offer of employment to you.

Position/Location: You will assume the position of Executive Vice President, Corporate Development (the “Position”), based in our Cranbury, New Jersey headquarters and in this position will report directly to Leslie J. Browne, PhD., President and Chief Executive Officer.  The Position shall be part of both Pharmacopeia’s executive management committee (EMC) and senior management team (SMT) and shall require you to assume responsibility for duties generally associated with the Executive Vice President, Corporate Development position.

Compensation: Your compensation in the Position will include an annual base salary of $275,000.00, paid semi-monthly at the rate of $11,458.33 per pay period.  This will be your base salary until our 2007 Salary Review, effective March 1, 2008.  Any salary increase, due to the 2007 Salary Review, will be prorated to reflect the duration of your service during the year.

Effective September 17, 2007, or upon your actual start date, whichever is later, you will participate in our annual management incentive program and will be eligible to earn, at target, an additional 35% of your base salary based upon the achievement of corporate and individual objectives.  For 2007, any such additional compensation earned under the program will be prorated to reflect the duration of your service during the year.

Employment and Benefits: As an employee of Pharmacopeia, you will participate in our comprehensive employee benefits package.  We are committed to maintaining a competitive position in the employment marketplace and in doing so will make available to you the standard employee benefits package generally provided to employees. This will include, but is not limited to, health, disability, and life insurance; participation in our 401(k) retirement plan; vacation benefits; and participation in our equity compensation plan.  Additionally, you will be eligible to participate in our Executive Life and Long Term Disability plans.  Please find a complete summary of our benefits enclosed for your review.

Severance Provisions: We have provided a separate Severance Agreement that details our mutual obligations and commitments upon the termination of your employment.

Stock Option Grant: Upon joining Pharmacopeia, you will be awarded an option (the “Option”) for 150,000 shares of Pharmacopeia common stock.  The Option will be memorialized in an option agreement with standard terms consistent with this letter agreement and your severance agreement.  The shares of common stock underlying the Option will vest over a 4-year period, 25% at the end of the first year and monthly thereafter.  All the shares underlying the Option will be priced at the per share closing price of Pharmacopeia common stock on the Nasdaq Global Market on your first day of employment with us.

Relocation Terms: Pharmacopeia will agree to pay for reasonable and customary expenses associated with your relocation to the Princeton area.  Relocation expenses can include the following:

•                  House hunting trips for you and your family

•                  Packing, moving and storage of your household goods

•                  Closing costs associated with the sale of your home, including realtors fees

•                  Closing costs associated with the purchase of a home near corporate headquarters

•                  Travel expenses associated with the aforementioned

•                  Non-reoccurring, one-time expenses (automobile registration, utility connection charges etc.)

•                  Tax gross up on applicable, approved expenses

Upon your acceptance of this offer, we will establish a budget to cover these costs under which all expenditures must be approved in advance.  Should you voluntarily terminate your employment with the company without “Good Reason” (as that phrase is defined in the Severance Agreement between you and Pharmacopeia) prior to one (1) year from the date of your relocation, you will agree to repay to the company all monies paid to you or on your behalf in association with your relocation.

Vacation:  You will receive four weeks vacation annually, prorated in 2007 for the number of months you are employed by Pharmacopeia.

Reimbursement of Expenses:  Pharmacopeia will reimburse you for all normal items of travel, entertainment and other business expenses reasonably incurred by you on behalf of Pharmacopeia.  Such expenses shall be documented and submitted to Pharmacopeia in accordance with the reimbursement policies of Pharmacopeia in effect from time to time.

Attorney Fees:  Pharmacopeia agrees to pay the reasonable legal fees you incur in the negotiation and execution of this agreement, in an amount not to exceed $3,000.

Confidentiality:  Due to the nature of your responsibilities, you will be required to execute the Pharmacopeia’s Proprietary Information and Inventions Agreement upon commencement of your employment with us.  We enclose a copy of that agreement for your review.

Consideration and Response Times: We would appreciate a response to this offer no later than September 6, 2007.

Start Date: We will mutually agree to a start date and propose it to be September 17, 2007.

This letter supersedes any prior or contrary representations that may have been made by Pharmacopeia, Inc.  The terms of this offer may be amended only in a writing signed by you and an authorized officer of Pharmacopeia.  This offer is subject to satisfactory documentation with respect to your identification and right to work in the United States.  Please sign and return one copy of the letter.

We look forward to your participation as a member of the Pharmacopeia team and your involvement in what we are confident represents an exciting and professionally rewarding venture.

On Behalf of
Pharmacopeia, Inc.:

/s/ BRIAN M. POSNER
Brian M. Posner, CPA, MBA
Executive Vice President, Chief Financial Officer and Treasurer

Signed and agreed by:

/s/ ERIC J. LIEBLER	September 6, 2007
Eric J. Liebler	Date